Exhibit 4.2
Execution Version
FIFTH THIRD BANK
TERM LOAN NOTE

$10,000,000.00	October 27, 2010
Bancinsurance Corporation, an Ohio corporation, Fenist, LLC, an Ohio limited liability company, and Fenist Acquisition Sub, Inc., an Ohio corporation (the “Borrowers”), jointly and severally promise to pay to the order of Fifth Third Bank (the “Lender”) the aggregate unpaid principal amount of the Term Loans made by the Lender to the Borrowers pursuant to Section 2.1.2 of the Agreement (as hereinafter defined), in immediately available funds at the main office of the Lender in Columbus, Ohio, together with interest thereon at the rate or rates set forth in the Agreement. The Borrowers shall pay the principal of and accrued and unpaid interest on such Loans as set forth in the Agreement.
The Lender shall, and is hereby authorized to, record by entries made by the Lender into its electronic data processing system and/or internal memoranda maintained by the Lender, or to otherwise record in accordance with its usual practice, the date and amount of each such Loan and the date and amount of each principal and interest payment hereunder. The Borrowers agree that the sum or sums shown on such schedule, the most recent printout from the Lender’s electronic data processing system and/or such memoranda shall be rebuttably presumptive evidence of the amount of the outstanding principal, interest or any other amount due under this Note; provided, however, that the failure of the Lender to make any such entry(s) shall not affect the obligation of the Borrowers to repay outstanding principal, interest or any other amount due under this Note in accordance with the terms hereof.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of October 27, 2010 (which, as it may be amended, modified, supplemented, extended, restated and replaced from time to time, is herein called the “Agreement”), between the Borrowers and the Lender, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to the Collateral Documents, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
The Borrowers hereby irrevocably authorize any attorney-at-law, including any attorney-at-law employed or retained by the Lender, to appear for it in any action on this Note at any time after the same becomes due as herein provided in any court of record situated in the county where this warrant was signed (being Franklin County, Ohio), or in the county where the Borrowers then reside or can be found, to waive the issuing and service of process, and confess a judgment in favor of the holder of this Note against the Borrowers, for the amount that may then be due, with interest at the rate(s) provided for herein, together with the costs of suit, and to waive and release all errors in said proceedings and the right to appeal from the judgment rendered. The Borrowers consent to the jurisdiction and venue of such court. The Borrowers waive any conflict of interest that any attorney-at-law employed or retained by the Lender may have in confessing judgment hereunder and consents to the payment of a legal fee to any attorney-at-law confessing judgment hereunder.
WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

BANCINSURANCE CORPORATION		FENIST, LLC

By:		By:
	Matthew C. Nolan, Vice President, Chief Financial Officer, Treasurer and Secretary 250 East Broad Street, 7th Floor Columbus, Ohio 43215 Telephone: (614) 220-5200 Fax: (614) 228-5552		John S. Sokol, Managing Member 250 East Broad Street, 7th Floor Columbus, Ohio 43215 Telephone: (614) 220-5200 Fax: (614) 228-5552
WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

FENIST ACQUISITION SUB, INC.

By:
John S. Sokol, President 250 East Broad Street, 7th Floor Columbus, Ohio 43215 Telephone: (614) 220-5200 Fax: (614) 228-5552